Exhibit 10.15

TABLE OF CONTENTS

Page(s)
Section 1. Premises	1
Section 2. Term and Options to Renew	1
Section 3. Base Rent, Security Deposit and Utilities	2
Section 4. Real Property Taxes	4
Section 5. Use, Condition of Premises, Access	4
Section 6. Alterations	5
Section 7. Insurance	6
Section 8. Default	7
Section 9. Remedies	7
Section 10. Estoppel Certificate	8
Section 11. Assignment or Subletting	8
Section 12. Entry	8
Section 13. Signs	10
Section 14. Holding Over	10
Section 15. Destruction and Condemnation	11
Section 16. Indemnity; Limitation of Landlord’s Liability	10
Section 17. Landlord’s Right to Perform For Tenant	12
Section 18. Notices	12
Section 19. Attorney Fees	13
Section 20. Legal Effect	13
Section 21. Interpretation	13
Section 22. Successors	13
Section 23. Waiver	13
Section 24. Brokers	13
Section 25. Time of the Essence	14
Section 26. Subordination	14
Section 27. Severability	14
Section 28. Governing Law	14
Section 29. Subject to Landlord’s Signature	14

LEASE

(3936 & 3938 24th Street, San Francisco, California)

This Lease (the “Lease”) dated as of June 30, 2009 (“Effective Date”), is entered into between Noe Valley LLC, a California limited liability company (“Landlord”), and Circle Bank, a California Industrial Rank (“Tenant”).

Section 1. Premises.

Landlord leases to Tenant and Tenant leases from Landlord the condominium units located at and commonly referred to as 3936 and 3938 24th Street, San Francisco, California (“Premises”). The Premises is approximately Two-Thousand Four-Hundred Twenty-Six (2,426) square feet and is generally depicted on the attached Exhibit A. The Premises shall be delivered in its “AS IS” condition and Landlord shall not be required to make any alterations or improvements to the Premises, except for those items outlined in the attached Exhibit B. Tenant acknowledges and agrees that it has been provided with the opportunity to review and inspect the condition of the Premises, and the improvements of which it is a part of (“Building”). Landlord makes no representation or warranty concerning the exact square footage of the Premises although Tenant shall have the right to have its architect measure the Premises prior to execution of this Lease using BOMA standards to verify the square footage. Tenant shall not be entitled to a parking space associated with the Premises.

Section 2. Term and Options to Renew.

(a) Term. The initial term of this Lease is for five (5) years (“Term”). The Term shall commence, subject to delivery of possession of the Premises to Tenant by Landlord and the completion of the work described in Exhibit B, on the date which is the earlier of: (i) Tenant’s opening for business, (ii) sixty (60) days after Tenant commences its Tenant improvement Work (as hereinafter defined) or (iii) on the date one-hundred eighty days (l80) days after the Effective Date (“Commencement Date”). Any delay in delivery of possession to the Tenant shall not otherwise affect this Lease or impose any liability on Landlord. The ending dale (“Termination Date”) shall be five (5) years after the Commencement Date. Upon Landlord’s written request, Tenant shall execute a certificate confirming such commencement and termination dates, but Tenant’s failure to do so shall not alter the provisions of this Section 2(a).

(b) Renewal Terms. Provided that (i) no Event of Default (defined below) has occurred at any time and has not been cured. (ii) Tenant has not assigned this Lease or subleased any portion of the Premises, unless this Lease has been assigned with Landlord’s prior written consent, which shall not be withheld or unreasonably denied, and (iii) no event has occurred, that with notice and the passage of time, would constitute an Event of Default (a “Potential Event of Default”), Tenant shall be granted the option to extend the Term of this Lease for two (2) periods of five (5) years each (each, a “Renewal Term”). The Renewal Term(s) shall be under the same terms and conditions set forth in this Lease, except for the Rent, which shall be as set forth in Section 3(g) of this Lease, provided that Tenant gives written notice of the exercise of the option

(“Option Notice”) to Landlord at least one hundred eighty (180) days before the expiration of the Term of this Lease or Renewal Term, as applicable.

Section 3. Base Rent, Security Deposit, and Utilities.

(a) Monthly Base Rent. Beginning upon the Commencement Date, Tenant shall pay the following “Base Rent” to Landlord, on the first day of each month, without demand, deduction, or offset:

Months 1-12:	$9,704.00
Months 13-24:	$9,995.12
Months 25-36:	$10,294.97
Months 37-48:	$10,603.83
Months 49-60:	$10,921.94

(b) Advanced Rent. Concurrent with the execution of this Lease, Tenant shall pay to Landlord Nine Thousand Seven Hundred four Dollars ($9,704.00), representing the Base Rent for month one of the Term. There shall be no security deposit.

(c) Past Due Rent. If Base Rent or other amounts due under this Lease is not paid within five (5) days after the due date, Tenant agrees to pay a late charge of Two Hundred Fifty Dollars ($250). plus interest at ten percent (10%) per annum on the delinquent amount. Tenant further agrees to pay Five Hundred Dollars ($500) for each dishonored check, and Tenant shall be required to make future payments by wire transfer or cashier’s check.

(d) Rent Abatement. Tenant shall be entitled to a one-time tenant improvement allowance (“Tenant Improvement Allowance”) in the maximum amount of Forty-Eight Thousand Five Hundred Twenty Dollars ($48,520.00) for the hard costs relating to the design and construction of Tenant’s interior improvements at the Premises, subject to documentation provided to Landlord by Tenant of the funds spent on such work (“Tenant Improvement Work”). The Tenant Improvement Work shall be completed in accordance with Section 6 of this Lease and the Work Letter, which is set forth in Exhibit C, annexed hereto and made a part hereof. The Tenant Improvement Allowance shall be in the form of rent abatement to Tenant and no cash payment shall be made to Tenant or any other party. The applicable portion of the Tenant Improvement Allowance shall be credited as Base Rent until the amount of Tenant Improvement Allowance is expended. The Tenant Improvement Allowance shall be expended in the first five (5) months of the Term, unless the amount paid by Tenant on the Tenant Improvement Allowance is less than Forty-Eight Thousand Five Hundred Twenty Dollars ($48,520), in which case Rent shall be waived for the months, including a portion of a month thereof, if applicable, representing that reduced amount. If an Event of Default (defined in Section 8 below) occurs under this Lease, and is not cured then Tenant shall repay to Landlord the entire Tenant Improvement Allowance. Such payment shall be made within thirty (30) days after Landlord’s written demand. Such payments shall be considered Rent.

(e) Definitions. Base Rent, and any amounts that are payable by Tenant under this Lease shall be designated as “Rent.”

(f) Utilities. Tenant shall be solely responsible for the payment of all utilities and other services used by Tenant at or in the Premises, including, without limitation, electricity, gas, water, sewer, phone and internet, alarm system and trash disposal. If any such utilities are not separately metered or billed to the Premises, then Tenant shall be responsible for obtaining separate meters, at Tenant’s expense, and to arrange for separate billing, Tenant shall arrange and pay for janitorial service at the Premises. Landlord shall have the right to reasonably approve Tenant’s janitorial company and require reasonable insurance.

(g) Option Rent. In the event that Tenant properly exercises the Renewal Term(s) provided for under Section 2(b) of this Lease, then the Base Rent shall be the fair market rental value of the Premises, as determined below, but in no event less than the Base Rent as of the expiration of the Term or the Renewal Term, if applicable.

(1) Within thirty (30) days after receiving Tenant’s Option Notice, provided that Tenant has validly exercised the Renewal Term, Landlord shall provide Tenant with Landlord’s written statement of the new proposed Base Rent for each year of the term of the Renewal Term. If Tenant, in good faith, disagrees or otherwise disputes Landlord’s determination of the new Base Rent for each year of the Renewal Term, then it must do so within thirty (30) days after receiving Landlord’s notification of the same, otherwise, Landlord’s determination shall be final and binding on Tenant. If Tenant timely disputes Landlord’s determination, then the parties shall seek to determine the new Base Rent for each year of the Renewal Term by way of good faith negotiations concluded within thirty (30) days after the date of Tenant’s notice of dispute. If, after such good faith negotiations, the parties are still not able to agree upon the Base Rent for each year of the Renewal Term, then the determination of Base Rent shall be determined by arbitration in accordance with the following procedures (“Arbitration Procedures”):

(i) Each party shall, at their own expense, designate a real estate broker with at least ten (10) years experience in leasing comparable commercial properties in the San Francisco market:

(ii) The two (2) real estate brokers shall each select a similarly qualified, independent real estate broker, whose expenses shall be shared equally by Landlord and Tenant;

(iii) The three (3) real estate brokers shall, after soliciting, accepting and reviewing such information and documentation as they may deem necessary and appropriate, including that submitted by either party, within thirty (30) days after appointment, prepare a statement of what they consider the fair market value of the Base Rent should be, taking into account (i) the prevailing market rental for similar space in other buildings in the City of San Francisco and immediately surrounding areas that are of comparable quality, and (ii) all pertinent factors typically considered by qualified brokers, including but not limited to the length of term, use, quality of services provided, operating expense payments, location and/or floor level within the applicable building, definition of net rentable areas, leasehold improvements provided, quality, age and location of the applicable building, tenant clientele of the Building, and the time the particular rate under consideration became effective, however, the real estate brokers shall not consider the fact that Tenant is not being provided with a tenant improvement allowance; and

(iv) Once the three (3) real estate brokers reach their conclusions, then the two (2) closest figures for Base Rent shall be averaged (with the third statement not utilized), and the amount so calculated being the Base Rent amount which shall be binding on the parties for the term specified by the Renewal Term.

(v) If either party fails to designate their real estate broker as set forth in this Section within twenty-one (21) days, then the real estate broker selected by the other party shall act alone and his/her determination shall be binding.

(2) The first month of the Renewal Term shall become the new “Base Month” for the purpose of calculating any further adjustments, but in no event shall the rent for first year of the first Renewal Term be in excess of the 110% of the rent for the 5th year of the lease term.

Section 4. Real Property Taxes.

(a) Definition. As used herein, the term “Real Property Taxes” shall include any form of tax or assessment imposed against the Building or the Premises, including, without limitation: real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Landlord in the Premises or the Building, Landlord’s right to other income there from, and/or Landlord’s business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Premises are located. Real Property Taxes shall also include any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Premises, and (ii) levied or assessed on machinery or equipment provided by Landlord to Tenant pursuant to this Lease. Notwithstanding the foregoing, “Real Property Taxes” shall not include Landlord’s general income taxes, franchise taxes imposed by the State of California on Landlord’s right to do business as a limited liability company, gift taxes, or inheritance taxes.

(b) Payment of Taxes. In addition to Base Rent, Tenant shall pay all Real Property Taxes assessed to the Premises, which are currently Seven Thousand Twenty-Six Dollars and Forty-Six Cents ($7,026.46) per year, which shall be due and payable, from Tenant, within fifteen (15) days after Tenant’s receipt of billing and copy of tax bill from Landlord. Tenant shall be responsible for any increases that accrue during the Term and any Renewal Term, if applicable, except if such increase is a result of the sale or transfer of the Premises by Landlord during the Term or Renewal Term, if applicable.

(c) Personal Property Taxes. Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon Tenant owned alterations, utility installations, trade fixtures, furnishings, equipment and all personal property of Tenant. When possible, Tenant shall cause its Tenant owned alterations and utility installations, trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant’s said property shall be assessed with Landlord’s real property, Tenant shall pay

Landlord the taxes attributable to Tenant’s property within ten (10) days after receipt of a written statement setting forth the taxes applicable to Tenant’s property.

Section 5. Use, Condition of Premises, Access.

(a) Use. The Premises shall be used and occupied for a retail banking branch and general office use consistent with mortgage banking, banking, financial services or other ancillary services and the Premises shall not be used for any other purpose. Tenant shall not do or permit any act to be done that will increase the existing rate or cause cancellation of insurance on the Premises or will cause a substantial increase in utility services normally supplied to the Premises. Tenant shall comply with all applicable Laws, and with all rules and regulations that are adopted by Landlord for the safety, care, and cleanliness of the Premises and the preservation of good order on the Premises. These rules and regulations are expressly made a part of this Lease. Landlord shall have the right to amend such rules and regulations from time to time, upon written notice to Tenant. Tenant shall not bring any hazardous materials (as defined by applicable laws) on to the Premises, use any hazardous materials at the Premises or the Building, or release any hazardous materials in, on, or about the Premises, or the Building.

(b) Condition of Premises.

a. Tenant acknowledge that it has fully inspected the condition of the Premises. Tenant agrees to maintain the Premises in good and safe condition, including all interior surfaces of walls, windows, plate glass, doors, ceilings, utility systems and plumbing from the point stubbed to the Premises and all fixtures or equipment installed by Tenant. Tenant further acknowledges that the Premises shall be delivered in its “AS IS” condition, and Landlord shall not be required to make any alternations and or improvement to the Premises, except for those items, outlined in the attached Exhibit B. However, Landlord shall deliver the Premises and all building systems, including, but not limited to electrical and plumbing (except the HVAC system referenced in subsection (c) below in good condition and repair as of the date that Landlord turns the Premises over to Tenant to commence its tenant improvements. In the event that Tenant reasonably believes that building system is not in good condition or repair (other than the HVAC. system), then Tenant shall, so notify Landlord as soon as, possible after determining that repairs, need to be made, and in no event later than thirty (30) days after the Commencement Date. Landlord shall have further liability, or obligation with respect to the condition of the building systems issue if Tenant does not so notify Landlord within this thirty (30) day period. Landlord shall review Tenant’s proposed repairs, in good faith and inform Tenant of which items Landlord agrees to correct if any. Landlord’s repair of any building systems that are not in good condition shall be Tenant’s sole remedy with respect to Landlord’s representation,

b. Furthermore, Landlord shall have no obligation to make repairs to the Premises, except that Landlord shall be responsible for the roof and roof structure of the Premises. Tenant agrees to make repairs only at the expense of Tenant, not at the expense of Landlord. Tenant expressly waives the benefit of any statute now or hereinafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or offset such repairs against Base Rent. Landlord shall have no liability to Tenant for any repairs required by the Americans with Disabilities Act, any similar laws or regulations, or any new laws or regulations mandating the construction of new improvements or repairs. Tenant shall be responsible for any repairs required by ADA or applicable laws or regulations, including, without limitation, laws or regulations promulgated after the date of this Lease. Tenant’s obligations under Section 5 with respect to any Alterations shall not be limited by the previous sentence. Tenant waives the benefit of Sections 1932, 1941 and 1942 of the Civil Code of California, and any other present or future law which might give Tenant the right to repair the Property at Landlord’s expense or to terminate the Lease due to the condition of the Property. Tenant shall surrender the Premises at the termination of this Lease in the same condition as received, except for normal wear and tear and except for changes authorized by Landlord.

(c) HVAC. The Premises is supplied with an HVAC system. Tenant is responsible for maintenance, repair, and replacement, if necessary, of the same.

(d) Hours. Tenant shall have access to the Premises 24 hours a day, 7 days per week. Tenant shall be required to open for business and operate during the entire Term, and Renewal Term(s), if exercised, fully fixtured, stocked, and staffed, and ready to do business in one hundred percent (100%) of the Premises. Tenant’s permitted hours of operation shall be from 8 AM to 10PM.

Section 6. Alterations.

(a) Consent. Tenant shall not make or allow to be made any alterations, additions, or improvements, including any painting or decorating (collectively, “Alterations”), in, on, or to the Premises or any part, thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, subject to this Section 6. Tenant’s request for approval of any proposed Alterations shall be in writing and shall be accompanied by three (3) full sets of complete plans and specifications, if appropriate, for such proposed Alterations, for Landlord’s review. Unless Landlord otherwise notifies Tenant in writing, any Alterations in, on, or to the Premises, except for Tenant’s movable furniture and equipment, trade fixtures and Alterations which may be removed without damage to the Premises, shall become the property of Landlord upon expiration or earlier termination of this Lease, without compensation to Tenant. Landlord shall not unreasonably withhold its consent to Alterations that (i) do not materially affect the structure of the Building or any utility system, (ii) are consistent with the use permitted by Section 5, (iii) do not require any application to a political jurisdiction for rezoning, general plan amendment, variance, conditional use permit, architectural review approval or similar entitlements, (iv) comply with any Mortgage, and with any permits, approvals, easements, licenses or other use agreements or encumbrances on Landlord’s title to the Premises, and (v) do not materially and adversely affect the value or marketability of the Premises.

(b) Plans and Costs. Tenant shall make any Alterations consented to or permitted under this Section at Tenant’s sole cost and expense, in compliance with the following requirements: (i) Alterations shall be made in accordance with plans and specifications approved by Landlord, which consent shall not be unreasonably withheld or denied, (ii) any contractor or person selected by Tenant to make Alterations shall be subject to Landlord’s prior reasonable written approval, which approval shall not be unreasonably withheld, delayed or conditioned, (iii) Alterations shall not alter or interfere with the ceiling, floors, or demising walls of the

Premises, unless approved by Landlord, in Landlord’s sole discretion and (iv) all work must be covered by appropriate builder’s risk and liability insurance. Tenant shall cause plans and specifications for any Alterations to be prepared, and shall cause the construction of such Alterations to be performed, in accordance with all applicable laws, statutes, ordinances, regulations and applicable judicial decisions (together, “Applicable Laws”), including, without limitation, the Americans with Disabilities Act, all at Tenant’s sole cost and expense. As a condition to the Alterations, Landlord shall have the right to require Tenant to provide a completion bond with respect to the Alternations in the amount of one hundred fifty percent (150%) of the estimated cost of the Alterations. At Landlord’s option, Tenant shall reimburse Landlord for the reasonable cost of Landlord’s review of any proposed alterations, including any consultants fees.

(c) Surrender of Alterations. All Alterations made by Tenant shall remain the property of Tenant, during the term of this Lease and any Renewal Term, but such Alterations shall be surrendered to Landlord with the Premises upon the expiration or earlier termination of this Lease, excluding  trade fixtures which Tenant shall have  the right to remove.

Section 7. Insurance.

Tenant shall pay for and maintain insurance throughout the term of this Lease with general liability coverage of at least Two Million Dollars ($2,000,000) minimum coverage and all risk glass coverage for the full cash value of all glass in the Premises. Tenant shall also maintain (a) personal property insurance with respect to all of Tenant’s personal property and equipment, (b) workers’ compensation insurance as required by law, and (c) business interruption insurance of at least one years’ coverage. Tenant shall provide to Landlord a valid certificate of insurance issued by an insurer with a current Best’s Rating of not less than A + VII. Landlord, and Landlord’s members, are to be named as additional insured’s on a primary and non-contributing basis for all periods of the Term (except that Landlord shall not be a named insured with respect to Tenant’s workers compensation insurance.). Landlord and Tenant each waive (he rights of subrogation that may arise against the other because of any act covered by insurance. Tenant’s insurance policies shall be endorsed as primary, and non-contributory, and shall contain a waiver of subrogation endorsement reasonably acceptable to Landlord.

Section 8. Default.

Each of the following shall be an “Event of Default” under this Lease:

(a) If Tenant fails to make any payment required by the provisions of this Lease, as and when due, where such failure shall continue for a period of three (3) days after receipt of written notice from Landlord to Tenant, provided that such three (3) day notice may be delivered by Landlord as the statutory notice required under California Civil Code Section 1161 and Tenant shall not have the right to additional notice;

(b) If Tenant fails within thirty (30) days after written notice to correct any breach or default of the other covenants, terms, or conditions of this Lease;

(c) If Tenant abandons, or surrenders the Premises prior to the end of the Term;

(d) If Tenant assigns this Lease or subleases the Premises without Landlord’s prior written consent, if required by this Lease, which shall not be subject to a notice and cure period; and/or

(e) If all or substantially all of Tenant’s assets are placed in the hands of a receiver or trustee, and that receivership or trusteeship continues for a period of thirty (30) days, or if Tenant makes an assignment for the benefit of creditors or is adjudicated a bankrupt, or if Tenant institutes any proceedings under any state or federal bankruptcy act by which tenant seeks to be adjudicated a bankrupt or seeks to be discharged of debts, or if any voluntary proceeding is filed against Tenant under any bankruptcy laws, and Tenant consents or acquiesces by pleading or default.

Section 9. Remedies.

Upon the occurrence of an Event of Default under this Lease by Tenant, Landlord is entitled, at Landlord’s option, to the following:

(a) to re-enter and take exclusive possession of the Premises by appropriate legal process;

(b) to collect immediately the present value of the unpaid Rent reserved for the entire Term, or to collect each installment of Rent as it becomes due;

(c) to continue this Lease in force or to terminate it at any time;

(d) to re-let the Premises for any period on Tenant’s account and at Tenant’s expense, including real estate commissions and attorneys’ fees actually paid, and to apply the proceeds received during the balance of the Term to Tenant’s continuing obligations under this Lease;

(e) to take custody of all personal property on the Premises and to dispose of the personal property and to apply the proceeds from any sale of that property to Tenant’s obligations under this Lease;

(f) to recover from Tenant the damages described in California Civil Code sections 1951.2(a)(1), 1951.2(a)(2), 1951.2(a)(3), and 1951.2(a)(4), the provisions of which are expressly made a part of this Lease;

(g) to restore the Premises to the same condition as received by Tenant, or to alter the Premises to make them suitable for reletting, all at Tenant’s expense; and

(h) to enforce by suit or otherwise all obligations of Tenant under this Lease and to recover from Tenant all remedies now or later allowed by law.

Landlord’s remedies shall not be exclusive, and Landlord shall have the right to exercise one or more of these remedies, subject to applicable laws. Any act that Landlord is entitled to do in exercise of Landlord’s rights upon an Event of Default may be done at a time and in a manner deemed reasonable by Landlord in Landlord’s sole discretion, and Tenant irrevocably authorizes Landlord to act in all things done on Tenant’s account.

Tenant hereby waives any right of redemption or relief from forfeiture under any applicable provisions of state law (including, without limitation, California Code of Civil Procedure Sections 473, 1174 and 1179, and California Civil Code Section 3275), or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Property by reason of any default by Tenant hereunder.

Section 10. Estoppel Certificate.

At any time within ten (10) days after request by Landlord, Tenant shall execute, acknowledge, and deliver to Landlord, without charge, a written statement certifying that this Lease is unmodified and in full force, or if there have been modifications, that it is in full force as modified. The statement shall also contain the date of commencement of this Lease, the Base Rent and other charges due under this Lease, the dates to which the rent and any other charges have been paid in advance, and any other information Landlord reasonably requests. It is acknowledged by Tenant that any statement is intended to be delivered by Landlord to and relied upon by prospective purchasers, mortgagees, deed of trust beneficiaries and assignees.

Section 11. Assignment or Subletting.

(a) Consent. Tenant shall not directly or indirectly, voluntarily or by operation of law, permit all or any portion of the Premises to be occupied by anyone other than Tenant or sublet all or any portion of the Premises (together, a “Sublease”), nor sell, assign, transfer, encumber, pledge or otherwise transfer or hypothecate this Lease or Tenant’s interest in the Premises (together, an “Assignment”), without the prior written consent of Landlord in each instance, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall provide Landlord with all reasonable information concerning the proposed transaction, including, without limitation, the proposed agreement.

(b) Conditions. Without otherwise limiting the legal criteria upon which Landlord may withhold its consent to any proposed Sublease or Assignment, any one of the following factors will be presumptively reasonable grounds for refusing Tenant’s request:

(i) The creditworthiness and financial strength (including, without limitation, net worth) of the proposed subtenant/assignee and any proposed guarantor(s), is/are not acceptable to Landlord in the reasonable exercise of its discretion;

(ii) The use of the Premises by the proposed subtenant/assignee is not within the use permitted by this Lease, or may violate or create a potential violation of applicable laws; or

(iii) At the time of Tenant’s request for consent to a proposed Sublease or Assignment, an Event of Default or Potential Event Default exists.

(c) Bonus Rent. Tenant shall pay to Landlord one hundred percent (100%) of the “Bonus Rent” (as defined below) attributable to such Sublease or Assignment. “Bonus Rent” shall mean any and all rent and other consideration realized by Tenant under any and all Sublease(s) and/or Assignment(s) that is in excess of the Base Rent payable hereunder (or the portion of the Base Rent attributable to the portion of the Premises subject to such Assignment(s) or Sublease(s)), whether designated as rent or not. Tenant shall pay Bonus Rent to Landlord as and when it is received by Tenant, regardless of the time period to which it is attributable. Landlord shall have the right to review and audit Tenant’s records with respect to this issue.

(d) Tenant Primarily Liable. Landlord’s consent to any Assignment or Sublease shall not relieve Tenant of primary liability for any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. Landlord’s consent to any Assignment or Sublease shall not relieve Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Section shall be void and, at the option of Landlord, shall constitute an Event of Default by Tenant. The acceptance of Rent by Landlord from a proposed assignee or subtenant shall not constitute the consent to such Assignment or Sublease by Landlord or a waiver of any right of Landlord pursuant to this Section.

(c) Assumption of Obligation. Each assignee or subtenant pursuant to an Assignment or Sublease as provided in this Section shall assume all rights and obligations of Tenant under this Lease, and shall be and remain liable jointly and severally with Tenant for the payment of Rent in the amount set forth in its Assignment, or Sublease, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s pan to be performed. Each subtenant shall covenant in favor of Landlord to pay Rent directly to Landlord if Landlord notifies the subtenant that an Event of Default has occurred.

(f) Affiliate. Tenant shall have the right to assign the Lease in its entirety, or to sublease any portion of the Premises without the consent of Landlord to an entity that is affiliated with Tenant as of the date of this Lease, provided that such entity has a net worth equal to or greater than that of Tenant as of the date of this Lease. For purposes of this subparagraph, an “affiliate” is an entity that controls Tenant, is controlled by Tenant, or under common control with Tenant. Landlord’ shall be entitled to any Bonus Rent paid to Tenant with respect to an assignment or sublease under this subparagraph (f).

(g) Landlord’s Liability. In the event that Tenant claims that Landlord has unreasonably withheld or delayed its consent under this Section 11 or otherwise has breached or acted unreasonably under this Section 11, then Tenant’s sole remedy shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right provided under California Civil Code Section 1995.310 or other applicable law to terminate this Lease. Tenant shall indemnify, defend and hold harmless Landlord from any and all claims involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

Section 12. Entry.

Landlord reserves the right to enter the Premises at reasonable times to carry out any building management or business purpose in or about the building in which the Premises are located, including, without limitation, repairs, maintenance or upgrades desired by Landlord (but without limitation of Tenant’s obligations under this Lease) without any abatement of Rent or compensation to Tenant.

Section 13. Signs.

Tenant shall use the existing awning system used by all commercial tenants in the Building, currently a black awning, at Tenant’s sole cost and expense. Tenant shall be able to light up underneath the black awning and place signage in the window of the Premises, subject to Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant’s signage shall strictly comply with all applicable San Francisco laws and ordinances. If Tenant obtains proper city approval. Tenant may install a bicycle rack outside of the Premises, provided Tenant receives, Landlord’s final approval of the same. The costs associated with obtaining city approval and the bicycle rack itself shall be at Tenant’s sole cost and expense.

Section 14. Holding Over.

This Lease shall terminate without further notice at the expiration of the Term. Any holding over, either with or without Landlord’s consent, shall not constitute a renewal or extension hereof. Any holding over after the expiration of the Term, or any Renewal Term, shall be a tenancy from rnonth-to-month and Tenant shall pay to Landlord 150% of the Base Rent in effect immediately prior to the commencement of such holding over,

Section 15. Destruction and Condemnation.

(a) Damage. If the Premises are damaged to an extent that cannot be lawfully repaired within sixty (60) days after the, date of damage, this Lease may be terminated by written notice of either party. If the Premises can be repaired within the sixty (60) day period, or if this Lease is not terminated in accordance with this Section 15, Landlord shall proceed with repairs as necessary, subject to a proportionate reduction in the Rent, based on the extent to which the damage and repairs shall interfere with the business of Tenant on the Premises. In case of material damage to the Building in which the Premises are located, Landlord may elect to terminate this Lease, whether the Premises are damaged or not. Tenant waives the benefits of California Civil Code sections 1932(2) and 1933(4).

(b) Condemnation. If all or any portion of the Premises are condemned or are transferred in lieu of condemnation, Landlord or Tenant may, upon written notice given within sixty (60) days after the taking or transfer, terminate this Lease. Tenant shall not be entitled to share in any portion of the award, and Tenant expressly waives any right or claim to any part of the award. Tenant shall, however, have the right to claim and recover, from the condemning authority only, but not from Landlord, any amounts necessary to reimburse Tenant for the cost of removing stock and fixtures.

Section 16. Indemnity: Limitation of Landlord’s Liability.

(a) Indemnity. Tenant shall, to the fullest extent permitted by law, indemnify, hold harmless and defend Landlord from any and all claims and liabilities of every kind, including, without limitation, reasonable attorneys’ fees and court costs, arising from or in any way relating to (i) Tenant’s use and occupancy of the Premises, (ii) any occurrence or accident occurring in or about the Premises or the Building, (iii) Tenant’s breach of Section 5 concerning hazardous materials, and/or (iv) Tenant’s breach of this Lease, unless caused Landlord’s gross negligence, in which event the Landlord shall be liable to the extent caused by its gross negligence.

(b) Interruption of Services. Landlord shall not be in default under this Lease or liable for any damages directly or indirectly resulting from (a) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the utility services, or (b) the failure to furnish or delay in furnishing any such utility services, where such failure is caused by any act of God or the elements, a shortage or unavailability of necessary materials, supplies or labor, a shortage or interruption in transportation facilities, riots, civil disturbances, insurrection, war, terrorist acts, court older, public enemy, accidents, breakage, strikes, lockouts or other labor disputes, the making of repairs, replacements, alterations, additions or improvements to the Premises or the Building, the inability to obtain an adequate supply of fuel, gas, steam, water, electricity or other utilities or services, or any other condition beyond Landlord’s reasonable control, and Tenant shall not be entitled to any damages resulting from such failure or to any diminution or abatement in any Rent or other amounts payable by Tenant hereunder. In no event shall such failure be construed as a constructive or other eviction of Tenant. If any governmental authority, quasi-governmental authority or utility company promulgates or revises any Applicable Laws, building code, fire code, or other code, or imposes mandatory controls, rotating blackouts, or guidelines on Landlord or the Building or any part thereof related to the use or conservation of energy, water, gas, steam, light or electricity or the provision of any other utility or service provided under this Lease, Landlord may, in its sole discretion, comply with such mandatory controls or guidelines. If at any time, the owners of a significant number of buildings in San Francisco, California comparable to the Building have elected to comply voluntarily with any request or guideline of any applicable governmental authority, Landlord may also comply with such request or guideline. Such compliance shall in no event entitle Tenant to any damages, or any diminution or abatement in any Rent or other amounts payable by Tenant under this Lease, or constitute or be construed as a constructive or other eviction of Tenant. Tenant shall comply with any reasonable conservation measures instituted by Landlord for the Building. Tenant shall comply with all Applicable Laws and regulations of utility companies concerning the use of utility services, including any rationing, limitation or other control on the quantity of utilities used or consumed.

(c) Limitation of Liability. Notwithstanding anything to the contrary herein contained, there shall be absolutely no personal liability on persons, firms or entities that constitute Landlord with respect to any of the terms, covenants, conditions and provisions of this Lease, and Tenant shall, subject to the rights of any mortgagee, trustee or beneficiary, look solely to the interest of Landlord and its successors and assigns in the Premises, for the satisfaction of each and every remedy of

Tenant in the event of default by Landlord hereunder. Landlord shall have no liability to Tenant for any damage to Tenant’s personal property or injury to, or death of, any persons using or occupying the Premises, and Tenant hereby waives any such claims against Landlord with the understanding that Tenant will maintain such insurance as Tenant deems necessary to fully protect itself from these risks.

Section 17. Landlord’s Right to Perform for Tenant.

If Tenant fails to perform any obligation under this Lease, then Landlord shall be entitled to make reasonable expenditures to cause proper performance on Tenant’s behalf and at Tenant’s expense, and Tenant shall reimburse Landlord for any expenditures within ten (10) days after written notice from Landlord requesting reimbursement, and failure of Tenant to make the reimbursement shall be deemed to be an Event of Default the same as a failure to pay an installment of Rent when due. All obligations of Tenant arising out of this Lease to pay money are payable without abatement, deduction or offset of any kind.

Section 18. Notices.

Any notice under this Lease shall be given either by (a) personal delivery, (b) overnight courier, or (c) by mailing the notice, postage prepaid, by certified mail, return receipt requested, to Tenant at the Premises, and to Landlord at the address set forth signature below, or to any other place designated in writing by the parties. Such notices shall be effective upon the date delivered or rejected by the addressee.

Landlord
Noe Valley, LLC
671 Illinois Street
San Francisco, California 94107
Attn: Joe Cassidy

With a copy to:

Reuben & Junius, LLP
One Bush Street, Suite 600
San Francisco, CA 94104
Attn: Kevin H. Rose

Tenant
Circle Bank
At the Premises
Attn: Kimberly A. Kaselionis, President/CEO

Section 19. Attorneys’ Fees.

In any action or proceeding by either party to enforce or interpret this Lease or any provision of this Lease, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and all other costs incurred, in addition to any other recovery to which the prevailing party may be entitled. For purposes of this Section, the prevailing party is the party that obtains substantially the result sought, whether by settlement, judgment, or dismissal.

Section 20. Legal Effect.

All obligations of Tenant are expressly made conditions of this Lease, any breach of which shall, at the option of Landlord, terminate this Lease.

Section 21. Interpretation.

The titles or headings to paragraphs shall have no effect on interpretation of provisions. The word “including” shall mean “including, without limitation.” Each party has had the full opportunity to review and negotiate the terms of this Lease. Therefore, this Lease shall be interpreted without regard to which party is the “drafting party,” and each party waives the benefit of any laws or judicial decisions to the contrary. This Lease, together with each attached exhibit, if any, shall constitute the entire agreement of the parties, and may be modified only by a writing signed by the parties.

Section 22. Successors.

The provisions of this Lease shall ripply to and bind the heirs, successors and assigns of the parties, subject to this Lease’s restrictions on assignment and subleasing.

Section 23. Waiver.

The failure of Landlord to enforce a provision of this Lease shall not be deemed a waiver for any purpose.

Section 24. Brokers.

The parties acknowledge and agree that there were no brokers involved in this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from and against any claims for a commission or finder’s fee with respect to this Lease, including any reasonable attorneys’ fees and defense costs.

Section 25. Time of the Essence.

Time is of the essence in the performance of Tenant’s obligations under this Lease.

Section 26. Subordination.

This Lease, at Landlord’s option, shall be subordinate to the lien of any deed of trust or mortgage currently existing or subsequently placed upon the real property of which the Premises are a part, and to any advances made on the security of the Premises, and to all renewals, modifications, consolidations, replacements, and extensions; provided, however, that as to the lien of any deed of trust or mortgage, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant pays the rent and observes and performs all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. Tenant shall, within ten (10) days of Landlord’s request, execute subordination agreements in the form required by the lender to confirm these matters, and such other terms as the lender may request. If any mortgagee, trustee, or ground Landlord elects to have this Lease prior to the lien of a mortgage, deed of trust, or ground lease, and gives written notice to Tenant, this Lease shall be deemed prior to that mortgage, deed of trust, or ground lease, whether this Lease is dated prior or subsequent to the date of that mortgage, deed of trust, or ground lease or the date of recording.

Section 27. Severability.

The invalidity of any portion of this Lease shall not affect the remainder, and any invalid portion shall be deemed rewritten to make it valid so as to carry out as near as possible the expressed intention of the parties.

Section 28. Governing Law.

This Lease shall be governed by and construed in accordance with the law of the State of California.

Section 29. Subject to Landlord’s Signature.

This transmittal of this Lease to tenant is not intended to be an offer, and Tenant’s signature of this Lease shall not constitute a binding lease between the parties. Only Landlord’s signature of this Lease and delivery of such signature to Tenant shall constitute Landlord’s agreement to the terms of this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease on the date first written above.

TENANT	LANDLORD

Circle Bank, a California Industrial Bank	Noe Valley LLC, a California limited liability company

By:	By:	7/2/04
Name: Kimberly Kaselionis	Name: Joseph P. Cassidy
Title: CEO	Title: Manager

Exhibit A

Exhibit B

The Premises shall be delivered to Tenant in all respects ready for Tenant to complete Tenant’s work including, without limitation, the following:

1. Demolition of all partition walls, unless otherwise specified by Tenant. (Identify any columns, poles, bearing walls or other immovable objects).

2. Exterior work completed: Glass is clean and without damage; entry doors are operable.

3. Landlord to provide accurate “AS-Built” plans that reflect the true condition of the premises, including identification of any columns, poles, bearing walls or other immovable objects.

EXHIBIT C

TENANT IMPROVEMENT AGREEMENT
(Circle Bank)

This Tenant Improvement Agreement (“Agreement”) dated June 30, 2009 is entered into between Noe Valley LLC, a California limited liability company (“Landlord”), and Circle Bank, a California Industrial Bank (‘Tenant”), and is dated as of the date set forth in the Lease between Landlord and Tenant to which this Exhibit is attached (“Lease”). This Agreement shall govern the construction of the Tenant Improvement Work to the Premises, Capitalized terms that are undefined in this Agreement shall have the meanings given to them in the Lease.

Landlord and Tenant agree as follows:

1. Preparation of Plans and Specifications.

A. Selection of Contractor. Within thirty (30) days after the date of this Agreement, the Tenant shall select a general contractor (“Contractor”) to construct the Tenant Improvement Work. Landlord shall have the light to reasonably approve Tenant’s selection of the Contractor. Tenant shall have the right to competitively bid for the selection of the Contractor.

B. Approval of the Plans and Specifications. Tenant shall prepare draft plans and specifications of the proposed Tenant Improvement Work and submit the same to Landlord on or before the date twenty (20) days after the date of this Agreement. Within five (5) business days after Tenant’s submission to Landlord of the draft plans and specifications for the Tenant Improvement Work, Landlord shall give Tenant written notice of its approval or disapproval of the same. Landlord’s approval of the plans and specifications shall not be unreasonably withheld or delayed provided that the plans and specifications (i) comply with all Applicable Laws (as hereinafter defined), and (ii) are consistent with the Lease and Building construction standards, all as reasonably determined by Landlord’s consultant’s and contractors. If the plans and specifications are not approved by Landlord, then Landlord shall in its notice of disapproval specifically state all corrections or changes requested. Within ten (10) days after the date Landlord’s notice of disapproval is delivered to Tenant, Tenant shall provide Landlord with revised plans and specifications. This process shall continue until the plans and specifications are approved by Landlord in writing (“Plans and Specifications”). Tenant shall not be permitted to construct the Tenant Improvement Work until the Plans and Specifications have been approved by Landlord and Tenant has received all necessary Premises permits with respect to the Tenant Improvement Work.

C. Construction of Tenant Improvement Work. Upon Landlord’s approval of the Plans and Specifications. Tenant shall cause the Contractor to proceed to construct the Tenant Improvement Work as soon as practicable in accordance with the Plans and Specifications, Premises standards for labor and materials, the Lease, including, without limitation, Section 6 of the Lease, and all applicable laws, statutes, ordinances, regulations and applicable judicial decisions (“Applicable Laws”). Except as specifically provided in the Lease, Landlord shall have no other obligation to perform preparatory work to the Premises.

2. Payment of the Costs of the Tenant Improvement Work.

A. Landlord’s Obligation. Landlord shall waive Tenant’s Rent in the amount of the actual costs of construction of the Tenant Improvement Work, or Twenty Dollars ($20) per rentable square foot of the Premises, as determined in accordance with Section 3(d) of the Lease, including Tenant’s requirement to provide Landlord with documentation of such costs incurred (the “Tenant Improvement Allowance”). In no event shall the Tenant Improvement Allowance exceed Forty-Eight Thousand Two Hundred Fifty Dollars ($48,250). If the costs of construction of the Tenant Improvement Work exceed the Tenant Improvement Allowance, then Tenant shall be responsible for the payment of all such excess costs as incurred, and Landlord shall have no obligation to make any further payments. Tenant acknowledges and agrees that Landlord shall pay the Tenant Improvement Allowance to Tenant as credits to Tenant of Base Rent, as set forth in the Lease. Therefore, Tenant is responsible for the payment of the Tenant Improvement Work.

B. Use of Allowance. Tenant shall be responsible for obtaining any Premises permits or government approvals necessary for the Tenant Improvement Work (I understood that Landlord would assist in the process... what is your commitment?), and such costs shall not reimbursed to Tenant as part of the Tenant Improvement Allowance. The Tenant Improvement Allowance shall be applied to the actual costs of the construction of the Tenant Improvement Work, and Tenant shall not receive any waived Rent or credit if the actual cost of the Tenant Improvement Work is less than the Tenant Improvement Allowance. The Tenant Improvement Allowance shall not be used for Tenant’s furniture, fixtures, equipment or other costs not specifically permitted by this Agreement. However, the Tenant Improvement Allowance may be used for Tenant’s wiring/network costs, security system and architectural fees. Tenant shall be responsible for any costs for the Tenant Improvement Work that exceed the Tenant Improvement Allowance.

3. Tenant’s Representations. Tenant represents and warrants that the Tenant Improvement Work shall be completed in compliance with the Plans and Specifications, Applicable Laws and fire codes, including, without limitation, the ADA and California Title 24, and the provisions of the Lease, including, without limitation, Section 6 of the Lease. Are you aware of any existing ADA violations or issues?

4. Extras. All extras or changes to the Plans and Specifications and the Tenant Improvement Work shall be made only by writing signed by both parties.

5. Remedies upon Breach. In the event of any uncured breach by Tenant of the provisions of this Agreement, Landlord, after thirty (30) days’ written notice to Tenant as provided in the Lease (which notice shall be in lieu of any notice required by the laws of the State of California, unless California law provides for a longer period), may elect to treat such

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breach as a default under the Lease which shall entitle Landlord to any of the rights and remedies provided thereunder.

6. Insurance. In addition to the insurance required by the Lease, Tenant shall maintain liability and property damage insurance during the course of construction of the Tenant Improvement Work with coverage of at least Two Million Dollars ($2,000,000) per occurrence. Tenant shall also carry builder’s risk insurance providing coverage for any damage or destruction of the Tenant Improvement Work due to fire or other casualty prior to completion of the Tenant Improvement Work Tenant shall provide Landlord with certificates of insurance with regard to the above policies in the form and manner required by Section 7 of the Lease.

7. Timing of Construction of Tenant Improvement Work. Tenant shall use commercially reasonable efforts to substantially complete construction of the Tenant Improvement Work on or before the date sixty (60) days after commencement of the Tenant Improvement Work by Tenant. Tenant shall not be entitled to any delay in the Commencement Date of the Lease or Tenant’s payment of Base Rent (or other Rent) due to delays in the construction of the Tenant Improvement Work.

8. Tenant’s Representative. Tenant has designated Kimberly Kaselionis as its sole representative with respect to the matters set forth in this Agreement, who shall have full authority and responsibility to act on behalf to Tenant as required in this Agreement. If Kimberly Kaselionis shall not be available, then Tenant shall provide an authorized representative within three (3) days after said notice.

9. Landlord’s Representative. Landlord has designated Joseph Cassidy as its representative with respect to the matters set forth in this Agreement, who shall have the full authority and responsibility to act on behalf of the Landlord as required in this Agreement. Landlord may change such representative at any time upon notice to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first set forth above.

TENANT	LANDLORD

Circle Bank, a California Industrial Bank	Noe Valley, LLC, a California limited liability company

By:	By:	7/2/09
Name: Kimberly A. Kaselionis	Name: Joseph P. Cassidy
Title: President/CEO	Title: Manager

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